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                                                                 Exhibit (a)(36)


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                       NATIONWIDE ANSWERS YOUR QUESTIONS

                       NATIONWIDE HOTLINE: 1-877-655-6417
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                                 JULY 22, 1998


Q#1: WHAT IS THE NATIONWIDE SICK-LEAVE PROGRAM? WILL THERE BY ANY COMPENSATION
     ON ACCUMULATED SICK LEAVE HOURS OR WILL THE HOURS BE ROLLED OVER TO NEXT YEAR?

     The Nationwide sick leave program is not an accrual based plan. Instead, sick leave benefits are awarded on July 1 of each calendar year. The award is based on service according to the following schedule:

     If you                   Weeks Paid               Weeks Paid
     Have Been                at 100% of Base          at 80% of Base
     Employed                 Salary                   Salary
     --------                 ------                   ------
     Less than 1 year         1                        --
     1 year, less than 2      1                        4
     2 years, less than 3     2                        8
     3 years, less than 4     3                        12
     4 years, less than 5     4                        16
     5 years or more          5                        20

     Your ALLIED sick leave and Long Term Disability benefits will continue through 12-31-98. No decisions have been made concerning future sick leave and Long Term Disability benefits. We will provide employees with enough time to make informed benefits decisions.

     Should the Nationwide schedule be adopted, the award will be based on combined ALLIED and Nationwide service without any carryover of unused ALLIED sick leave accruals.

Q#2: WILL NATIONWIDE'S MEDICAL COVERAGE BE OFFERED OR WILL CURRENT MEDICAL
     COVERAGE APPLY?

     Your ALLIED medical coverage will continue through 12-31-98. No decisions have been made concerning medical coverage options for ALLIED employees. We expect to announce all benefit changes in advance of the time when employees would be called upon to make decisions.

     Our past practice has been to offer the same medical options to all Enterprise employees and to time such an offer with a calendar year effective date--since


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     some of the benefit plan provisions have calendar year deductibles. Should the Nationwide medical options be adopted, we will credit for ALLIED service for eligibility purposes. Treatment in progress is not likely to be a significant issue in any such transition since the Nationwide medical options do not include pre-existing condition exclusions.

     Nationwide offers a variety of medical coverage options. Depending on where employees live, they may have a choice of indemnity options or managed care organizations (MCOs). The MCOs include health maintenance organizations
     (HMOs), preferred provider organizations (PPOs) and point of Service (POS). Nationwide contracts with Kaiser, Pacificare/FHP and Principal, for example.


Q#3: HOW IS OVERTIME PAID? HOW IS IT CALCULATED OVER A HOLIDAY? IF YOU ARE
     SICK, DO YOU RECEIVE REGULAR PAY UNTIL YOU REACH 40 HOURS?

     Non-exempt employees (those eligible to receive overtime payments) are paid straight time for time worked up to 40 hours. Overtime is paid at the rate of 1-1/2 times the normal hourly rate for hours in excess of 40 hours in a work week. A separate overtime policy applies in California. Hours taken for holidays, sick time or vacation time, whether paid or unpaid, are counted as hours worked for overtime purposes.


Q#4: WILL EXEMPT EMPLOYEES RECEIVE HOLIDAY PAY?

     The Nationwide holiday policy includes both holidays and personal days (except in California, where personal days are included with vacation days). Holidays are scheduled days where the companies close all offices. Generally, however, personal days are scheduled by agreement between the employee and his/her supervisor.

     The Nationwide holiday/personal day award is 11 days per calendar year. The number of personal days are generally either 2 or 3 per year, depending on the number of scheduled holidays or scheduled personal days, unless the local office management schedules an office-wide personal day, such as to celebrate Patriot's Day in Boston.

     Holidays for part-time employees and employees working an alternative work schedule, are prorated and applied to match the hours worked.


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Q#5: HOW MANY WEEKS OF VACATION DO NEW EMPLOYEES RECEIVE WITHIN THE FIRST YEAR
     OF EMPLOYMENT?

     At Nationwide, the amount of vacation awarded is determined on service with the company and is based on the following schedule (a separate schedule applies in California).

     First Calendar Year of Employment                 Second Calendar Year
     Hired during             Award                    Award
     ------------             -----                    -----
     1st Calendar Qtr.        5 days after 7-1         10 days on 1-1
     2nd Calendar Qtr.        5 days after 10-1        10 days on 1-1
     3rd Calendar Qtr.        0 days                   10 days on 4-1
     4th Calendar Qtr.        0 days                   10 days on 7-1

     Calendar Year
     During Which Your                                 Award
     -----------------                                 -----
     2nd anniversary occurs                            10 days
     3rd anniversary occurs                            10 days
     4th anniversary occurs                            10 days
     5th thru 14th anniversary occurs                  15 days
     15th thru 24th anniversary occurs                 20 days
     25th or more anniversary occurs                   25 days

     Should the Nationwide schedule be applied for ALLIED employees, awards will be based on combined ALLIED/Nationwide service.

     At this time, Nationwide uses an informal program of unpaid personal leave as a method some employees use to "purchase" vacation. We are considering an Enterprise-wide vacation purchase program to enable exchanges of pay for time off-subject to supervisor approval.

Q#6: WILL I BE PAID OUT WHATEVER VACATION TIME I DON'T USE OR WILL I HAVE TO
     TAKE THE TIME BEFORE YEAR END TO RECEIVE A CREDIT?

     Your ALLIED vacation schedule will continue to apply through 12-31-98. Should the Nationwide schedule be adopted for ALLIED employees effective 1-1-99, you will receive vacation according to the schedule presented in Question #5. The Nationwide Plan provides for a 10-day carryover which would apply.

Q#7: WHAT IS THE MINIMUM REQUIRED NUMBER OF PART-TIME HOURS WORKED NECESSARY TO
     PARTICIPATE IN THE BENEFIT PROGRAM? WILL PART-TIME SERVICE TRANSFER OVER TO NATIONWIDE?

     Nationwide pays employees on a biweekly basis. The minimum number of hours an individual must be regularly scheduled to work during a two week period



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      (biweekly) is 38.75. All individuals scheduled to work at least 38.75 hours per biweekly pay period are eligible for Nationwide benefits.

      To the extent ALLIED employees participate in the various Nationwide benefits plans, all part-time, salaried employee service will be recognized.


Q#8: ALLIED HAS A HEALTH CARE REIMBURSEMENT PROGRAM FOR HALF OF THE HEALTH CLUB DUES FOR UP TO $200.00. WILL NATIONWIDE STILL HONOR THE SAME PROGRAM?

      Nationwide does not currently provide financial support for health club dues. No decision has been made as to whether the ALLIED health club reimbursement program will continue.


Q#9: ALLIED FURNISHES LIFE INSURANCE AT A REDUCED RATE FOR EMPLOYEES. WILL THERE BE LIFE INSURANCE FURNISHED THROUGH NATIONWIDE?

      Nationwide provides three forms of death benefits to employees--term life insurance, group accident coverage, and a death benefit from the Nationwide Insurance Enterprise Retirement Plan. Term life insurance and group accident coverage is available at low employee contribution levels for up to 3 x annual pay (term life) or up to $300,000 (Group Accident). A non-contributory, death benefit equal to 1 x pay is provided to active participants in the retirement plan.

      Nationwide does not currently offer subsidized permanent, universal or variable life insurance products to employees.


Q#10: WHAT IS THE MAXIMUM LOAN AMOUNT YOU CAN BORROW FROM THE 401(k) PROGRAM?

      Under the Nationwide Insurance Enterprise Savings Plan, the maximum loan is the lesser of $50,000 or 50% of your vested account balance.


Q#11: WHAT IS THE NATIONWIDE INSURANCE ENTERPRISE?

      The Nationwide Insurance Enterprise is the business combination of Nationwide and affiliated companies that were established to provide insurance and financial services. It includes Nationwide Mutual Insurance Company, Nationwide Life Insurance Company, Nationwide Financial Services, Inc., Employers Insurance of Wausau, Farmland Mutual Insurance Company, Scottsdale Insurance Company, Colonial Insurance Company, Gates, McDonald & Company, Public Employees Benefits Services Corporation, Morley Neckura, Insurance Intermediaries, Inc., Nationwide Financial Institution Distributor Agency, Inc., Nationwide Financial Services, NEA Valuebuilder Investor Services, Inc., and Public Employees Benefit Services Corporation (PEBSCO).


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Q#12: PLEASE EXPLAIN HOW YOUR TUITION ASSISTANCE PROGRAM WORKS. I AM WORKING
      TOWARD A DEGREE. PLEASE EXPLAIN WHICH CLASSES YOU WILL COVER.

      The Nationwide Education Assistance Plan consists of reimbursement of specific expenses for the following types of degree programs and courses: technical insurance courses, certifications courses, undergraduate/ graduate degrees/courses, and specially approved courses.

      Employees who receive a grade of "C" or better or Pass/Satisfactory will receive 100% reimbursement for tuition and fees for application, registration, graduation, transfer, and labs.

      Nationwide employees receive a 50% reimbursement for those college courses, which are not part of a degree program, if successfully completed with a grade of "C" or better. The courses must be academic courses offered at an accredited school recognized by the Commission of Recognition of Post-secondary Accreditation (CORPA).


Q#13: I HAVE A CHILD ON A FULL SCHOLARSHIP PROGRAM THROUGH ALLIED GROUP. HOW
      WILL THE MERGER AFFECT HER SCHOLARSHIP?

      Nationwide does maintain a National Merit Scholarship Program, however, it is too early in the transition planning process for a response to your question. As plans are finalized, you will be kept informed.


Q#14: CAN I TRADE ALLIED STOCK FOR NATIONWIDE'S STOCK WITHOUT IT HAVING TO BE A
      TAXABLE EVENT?

      Nationwide Mutual is a mutual insurance company and has no stock traded on a public basis. Nationwide Financial Service, Inc. is a subsidiary where a portion of the stock is publicly traded. There are no plans to create an option to simply exchange shares.


Q#15: THE BULLETINS HAVE NOT TALKED ABOUT THE ALLIED SUBSIDIARIES. WHAT WILL
      HAPPEN TO US?

      Nationwide's current intention is to continue to grow the ALLIED operations including subsidiaries. We are not aware that any decisions have been made with respect to specific business units.



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